UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EMC Corporation

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On October 12, 2015, Joseph M. Tucci, Chairman and Chief Executive Officer of EMC Corporation (the “Company”), published the following on EMC’s website, available at: http://reflectionsblog.emc.com/2015/10/dell-and-emc-why-and-what-it-means/

This is a bittersweet announcement for me. I am incredibly proud of the business we have built here at EMC. It has been a journey that I wouldn’t have traded for anything. I love our people and the culture we have built. I owe each one of them an incredible debt of gratitude. And I thank our valued customers for their trust, business, and friendship.

But I also recognize the need for change, and size, coupled with focus of mission, and capabilities, matter! I believe that this transaction will put EMC and our terrific people in the best position possible to thrive in the new world order.

Today is a remarkable day in EMC’s history. In the past 25 years, we have transformed from a storage start-up to a global technology leader with more than 70,000 people. An incredible feat! During that period, we have seen good times, tough times, and yes even great times. And now we are entering a new era, where the entire information technology industry is experiencing massive disruption, while simultaneously being presented with unprecedented opportunity.

To keep us growing and thriving through the truly historic changes that are gripping our industry, and to help assure we capitalize on the vast opportunity before us, we decided that creating a new company with Michael Dell, an industry colleague and noted leader, and the team at Silver Lake is the best way to position EMC for success going forward.

The coming together of EMC and Dell will create a powerhouse in the technology industry with more than $80B in revenue. The combined company will be a leader in a number of the most attractive high-growth areas of the $2 trillion information technology market. It will have complementary product portfolios, expanded market reach, and four of the world’s greatest technology franchises: servers, storage, virtualization and PCs. Additionally, it brings together strong capabilities in the hottest IT trends, including digital transformation, the software-defined data center, hybrid cloud, converged infrastructure, mobile and security.

The combined company will be far more efficient and effective to operate as a private company, giving us the ability to incubate and develop new products and solutions necessary to capitalize on the opportunities I just mentioned. The new company will have more freedom to invest for the long-term, an increased focus on our customers and, very importantly, the ability to attract and retain the best and brightest people.

We are very excited by this opportunity, while being able to reward our EMC shareholders in such an attractive way.

The EMC Federation has created great momentum in the market place which we expect to accelerate. We see significant synergies between Dell and our Federation companies, especially VMware, which will continue to operate as a public company led by Pat Gelsinger. Together, Dell and VMware will have the opportunity to significantly expand VMware’s revenues in the areas such as the software-defined data center, hybrid cloud and end user computing. We estimate that these revenue synergies could top $1B over the next few years.

Pivotal will continue to operate as it has with Rob Mee as CEO and Paul Maritz as Executive Chairman. Paul and I are very happy with the progress Rob has made in the short time he has been CEO and Pivotal is making great strides in the marketplace. I believe they are well on their way to becoming a public company at some point in the not too distant future.

I have spoken many times about the impact that cloud computing, in all its forms, is having on the industry. Our Virtustream business, led by Rodney Rogers is a key part of our growth strategy, with its focus on managed cloud services for mission critical applications for enterprise customers. This, along with the growing momentum of vCloud Air, for hybrid usage, gives us unique assets. I truly believe that by combining our cloud assets and capabilities we can create a recognized leader in the on and off prem enterprise cloud industry.

The coming together with Dell will expand our joint cloud opportunities even further, providing more depth and breadth with enterprise customers, and, of course, in the government, healthcare and SMB markets, where Dell has core strengths.

Converged infrastructure is one of our fastest growing areas and with this combination our CI business will be incredibly well positioned. Our VCE business, when connected to Dell’s products and services, will grow faster and have a much larger impact on the industry than either one of us could individually. Michael and I have discussed this at length and truly see huge opportunity here. Of course we will continue the partnership we have with Cisco in networking, UCS and vBlock, and we will look for other complementary areas with them.

The opportunity for both companies in security is massive as we each have great assets and brands in this area. For sure, RSA and Dell’s Secure Works will be important parts of our future security strategy.

EMC Information Infrastructure, or EMC II as we call it here, led by David Goulden, is the largest business in the Federation. I am incredibly pleased that Michael and I have agreed that the headquarters of our combined Enterprise Systems Business will remain in Hopkinton, Massachusetts. In this business we will join our server, storage, converged infrastructure and other related capabilities. Our combined business will address more of our customers’ needs and will be front-ended by a large, world class go-to-market engine. Impressively, this business will start life with more than $30B in revenues.

From my perspective, EMC and Dell had one of the great partnerships in the IT industry from 2002 to 2008. This business reached approximately $2B in annual end user storage revenue and demonstrated that our teams worked well together and shared similar culture and values. Now, the winds of change have once again brought us together, and in fact we see this forming a tail wind that will help us move forward in creating a new company for the new IT era we are entering.

EMC’s Board and I have worked tirelessly over the last few years exploring a variety of options for EMC, and I truly believe this is the best way forward for us.

Of course, I will stay actively involved as CEO until we close the transaction, at which point I know Michael will do an excellent job leading the new organization.

This is a bittersweet announcement for me. I am incredibly proud of the business we have built here at EMC. It has been a journey that I wouldn’t have traded for anything. I love our people and the culture we have built. I owe each one of them an incredible debt of gratitude. And I thank our valued customers for their trust, business, and friendship.

But I also recognize the need for change, and size, coupled with focus of mission, and capabilities, matter! I believe that this transaction will put EMC and our terrific people in the best position possible to thrive in the new world order.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.